FIRST AMENDMENT TO
LEE ENTERPRISES, INCORPORATED
2020 LONG-TERM INCENTIVE PLAN
(Effective February 27, 2025)

Lee Enterprises, Incorporated (the “Company”) adopts this First Amendment (the “Amendment”) to the Lee Enterprises, Incorporated 2020 Long-Term Incentive Plan (the “Plan”).

WHEREAS, Section 1.11 of the Plan requires shareholder approval to increase the total number of shares reserved for issuance pursuant to the Plan; and

WHEREAS, the Company has determined it is appropriate to amend the Plan to increase the total number of shares of Common Stock reserved for issuance under the Plan.

NOW, THEREFORE, the following amendment is made and shall be effective as of February 27, 2025, provided the Amendment is approved by the requisite vote of the Company shareholders at the 2025 annual meeting of shareholders:

1.Section 1.5, paragraph (a) is hereby amended to read as follows:

a.    Subject to adjustment in accordance with Section 1.5(b) of the Plan, there shall be reserved for issuance pursuant to the Plan a total of 865,946 shares of Common Stock, together with the number of shares of Common Stock underlying any Award to cover outstanding Non-Qualified Stock Options and unvested Restricted Stock under the 1990 Plan as of December 31, 2019; provided, that the number of shares of Common Stock underlying any Award granted under the Plan that expires, terminates or is cancelled or forfeited under the terms of the Plan shall be continue to be available for issuance.

2.Affirmation. This Amendment is to be construed with the Plan as constituting one and the same document. Except as specifically modified by this Agreement, all remaining provisions, terms and conditions of the Plan shall remain in full force and effect.

3.Defined Terms. All terms not herein defined shall have the meaning ascribed to them in the Plan.

4.Ratification as Amended. Except as amended by this Amendment, the terms and conditions of the Plan are confirmed, approved, and ratified, and the Plan, as amended by this Amendment, shall continue in full force and effect.